Exhibit 99.1

John Keenan Elected to Howard Bank Board

ELLICOTT CITY, Md.--(BUSINESS WIRE)--June 2, 2014--John J. Keenan has been elected a director of Howard Bancorp and Howard Bank, Mary Ann Scully, President and CEO, has announced. Keenan is Vice President for Finance & Administration at Notre Dame of Maryland University and an adjunct professor of Loyola University in Maryland. He spent 36 years with KPMG US, where he served as Managing Partner, working in the Baltimore, Brussels and Washington DC offices.

Keenan’s current and past engagement in business, cultural and community organizations includes serving as a director of Center Stage, Greater Baltimore Committee, Greater Washington Board of Trade, and Washington Theater Awards Society. He is a member of the American Institute of CPA’s and the Maryland Association of CPA’s.

He is a graduate of the University of Maryland, where he received a B.S. in accounting.

"John has provided financial advice to numerous SEC registered banks and other publicly-held financial services companies in the greater Baltimore and Washington area, and that level of public company financial expertise will further strengthen Howard Bancorp for all stakeholders," Scully said of Keenan.

“His depth of knowledge of both the Baltimore and Washington market, his extensive business relationships, and his commitment to important community organizations is invaluable as Howard Bancorp and Howard Bank continue to expand,” Scully added.

Howard Bank recently opened its second branch in Harford County, and has one branch in Anne Arundel County, one branch in Baltimore County and four branches in Howard County. In addition, Howard Bank has regional offices in Annapolis, Timonium and Towson, and a headquarters and operating center in Howard County.

For more information, visit www.howardbank.com.

About Howard Bank

Howard Bancorp is a bank holding company with total assets of $508 million as of March 31, 2014. Its principal operating subsidiary, Howard Bank, headquartered in Ellicott City, MD, is a growth-focused community bank serving businesses, professionals and individuals in the Greater Baltimore area through eight full service branches and regional offices in Annapolis, Timonium and Towson, MD, and mortgage operations throughout the Central Maryland area. Howard Bank is a wholly owned subsidiary of Howard Bancorp (NASDAQ: HBMD). For information, call 410-750-0020 or visit www.howardbank.com.

CONTACT:
Howard Bancorp, Inc.
Mary Ann Scully, Chair, Chief Executive Officer
410-750-0020